Exhibit 5.1
                              February 25, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Re: SECURITIES ACT OF 1933 FORM S-8 REGISTRATION STATEMENT FOR THE MULTICARE COMPANIES, INC. EMPLOYEE STOCK PURCHASE PLAN AND THE MULTICARE COMPANIES, INC. NONQUALIFIED STOCK PURCHASE PLAN


Ladies and Gentlemen:

           I have acted as counsel for The Multicare Companies, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 400,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), under The Multicare Companies, Inc. Employee Stock Purchase Plan and The Multicare Companies, Inc. Nonqualified Stock Purchase Plan (the "Plans"), which Common Stock is being registered pursuant to the filing of a Post-Effective Amendment to a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Act").

           I have examined the Restated Certificate of Incorporation of the Company, its Bylaws, the Plan and such other corporate records, certificates, documents and matters of law as I have deemed necessary to render this opinion.

           Based on the foregoing, I am of the opinion that the shares of Common Stock to be issued under the terms of the Plans will be duly authorized, validly issued, fully paid and nonassessable.

           I hereby consent to the filing of this opinion as Exhibits 5.1 and
23.2 to the Registration Statement. By giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                              Very truly yours,

                              /s/ Bradford C. Burkett

                                  Bradford C. Burkett